Exhibit 21.1

Name	Jurisdiction of Organization
Angel Oak Mortgage Operating Partnership, LP,	Delaware
Angel Oak Mortgage OP GP, LLC	Delaware
Angel Oak Mortgage REIT TRS, LLC	Delaware
AOMI SPV LLC	Delaware
Angel Oak Mortgage Fund TRS	Delaware